UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 13, 2012

Carter Validus Mission Critical REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54675	27-1550167
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4211 West Boy Scout Blvd.

Suite 500

Tampa, Florida 33607

(Address of principal executive offices)

(813) 287-0101

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 13, 2012, Carter/Validus Operating Partnership, LP (“CVOP”), the operating partnership of Carter Validus Mission Critical REIT, Inc. (the “Company”), entered into a limited partnership agreement of DC-2000 Kubach Road, LP (the “Partnership”) with DC-2000 Kubach Road, LLC, a wholly-owned subsidiary of CVOP (“DC-2000 GP”), and PAL DC Philadelphia, LLLP, which is an affiliate of Palatine Capital Partners (the “Investing Partner”), and is not affiliated with the Company, its advisor or affiliates. The Partnership was formed to acquire, own and manage a 121,000 square foot leased data center, located in Philadelphia, Pennsylvania (the “Philadelphia Data Center”), the acquisition of which was completed on November 13, 2012. Pursuant to the partnership agreement, the Investing Partner contributed $15,000,000 in exchange for a 43.644% ownership interest in the Partnership. CVOP and DC-2000 GP funded their obligations under the partnership agreement for a $19,368,271 cash contribution in exchange for 56.353% ownership interest in the Partnership and a $1,000 cash contribution in exchange for a 0.003% ownership interest in the Partnership, respectively, with net proceeds from the Company’s ongoing public offering.

The material terms of the partnership agreement provide for the following: (a) DC-2000 GP will serve as the initial general partner of the Partnership and will have exclusive and complete responsibility for the operations and management of the Partnership; provided, however, that the Investing Partner has approval rights over certain major decisions; (b) commencing upon the first anniversary of the partnership agreement, CVOP has the call option to require the Investing Partner to sell its entire equity interest in the Partnership to CVOP for $17,550,000, which amount would increase monthly thereafter; (c) distributable cash flow from the Philadelphia Data Center will be disbursed 100% to CVOP for the first 12 months and 100% to the Investing Partner thereafter; (d) the net proceeds from a sale of the Philadelphia Data Center will be disbursed first to the Investing Partner, up to an amount equal to the call option, and thereafter to CVOP and DC-2000 GP in accordance with their respective percentage interests; and (e) after 24 months from the date of the partnership agreement, the Investing Partner has the right to appoint the general partner of the Partnership and has the sole discretion to cause the sale of the Philadelphia Data Center.

CVOP intends to exercise its call option in November 2013 and purchase the Investing Partner’s ownership interest in the Partnership, which will result in CVOP owning 100% of the Philadelphia Data Center. As a result of CVOP receiving 100% of the distributable cash flow from the Philadelphia Data Center for the first 12 months, and assuming (i) that CVOP exercises its call option prior to December 13, 2013 and (ii) the Philadelphia Data Center meets the Company’s current return projections, the projected cost of such equity would be approximately 7.76%. There is no guarantee that CVOP will exercise its call option.

None of the partners may freely transfer their respective interest in the Partnership without the reasonable consent of the other party, except that CVOP may transfer its interest to any of the Company’s affiliates.

The material terms of the partnership agreement are qualified in their entirety by the partnership agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

10.1	Limited Partnership Agreement of DC-2000 Kubach Road, LP, by and among DC-2000 Kubach Road, LLC and Carter/Validus Operating Partnership, LP and PAL DC Philadelphia, LLLP, dated November 13, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Carter Validus Mission Critical REIT, Inc.

Dated: November 19, 2012	By:	/s/ Todd M. Sakow
	Name:	Todd M. Sakow
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Limited Partnership Agreement of DC-2000 Kubach Road, LP, by and among DC-2000 Kubach Road, LLC and Carter/Validus Operating Partnership, LP and PAL DC Philadelphia, LLLP, dated November 13, 2012.